Exhibit 10.26

EMPLOYMENT AGREEMENT

SUNBELT RENTALS, INC., a North Carolina corporation (the “Corporation”) and Rod Samples, an individual residing in Matthews, North Carolina, (“Employee”) have, as of this 29th day of May, 2018, agreed as follows:

STATEMENT OF BACKGROUND AND PURPOSE:

The Corporation and Employee desire to enter into an employment arrangement and to formally memorialize their agreement in writing.

AGREEMENT

In consideration of the mutual promises and covenants of the parties, together with other valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Corporation and Employee have agreed as follows:

1. Employment. The Corporation hereby employs Employee and Employee hereby accepts employment by the Corporation upon the terms and conditions of this Agreement.

2. Duties. Employee shall serve as Chief Financial Officer of the Corporation. Employee shall perform such duties on behalf of the Corporation as may be reasonably required by the Chief Executive Officer, Board of Directors or Chairman of the Corporation or their designee from time to time. The Corporation may from time to time make changes (including additions) to Employee’s duties or title(s) under this Agreement, which changes are not to be accompanied by additional compensation unless expressly agreed to by the Corporation. Employee shall comply with all relevant statutory and regulatory obligations required in connection with such positions. During the term of this Agreement, Employee agrees to serve the Corporation faithfully and to devote substantially his entire time, attention and energies to the business of the Corporation and to the proper and timely discharge of Employee’s duties.

3. Remuneration and Fringe Benefits.

3.1 For all services rendered by Employee to or on behalf of the Corporation or its affiliates during the term hereof, the Corporation shall compensate Employee as follows:

3.1.1 Initial base salary at the rate of Three Hundred Seventy-Five Thousand Dollars ($375,000.00) per year, payable in accordance with Corporation’s regular payroll practices. Such base salary shall be reviewed annually and may be adjusted upward from time to time by the Corporation following written notice to Employee.

3.1.2 A discretionary annual performance bonus, if any, as outlined in the Corporation’s Profit Share Bonus Plan, as such plan may exist from time to time, with a value up to one hundred percent (100%) of Employee’s annual base salary, may be paid based on the Corporation’s determination in the exercise of its discretion that certain specified performance criteria related to the Corporation have been met or exceeded (such criteria may include, without limitation, profit performance, return on investment and personal objectives). The performance criteria for each fiscal year will be determined by the Board of Directors or the Chairman of the Corporation. Notwithstanding the two preceding sentences, for the fiscal year ending April 30, 2019, Employee shall be entitled to receive a discretionary annual performance bonus in an amount not less than thirty-five percent (35%) of Employee’s annual base salary.

3.1.3 Health insurance, a 40l(k) plan and other applicable fringe benefits as may be provided by the Corporation from time to time to its employees generally and for which Employee qualifies; provided Employee is otherwise eligible and desires to participate; and provided further, that Corporation shall not be obligated hereby to implement any benefits not presently in existence or to continue to maintain any benefits presently in existence or to provide special benefits to Employee.

3.1.4 Paid Time Off (“PTO”), plus paid holidays in accordance with Corporation policy. For Employee’s first twelve (12) months of employment, Employee shall accrue three (3) weeks of PTO.

3.1.5 Reimbursement for all ordinary, necessary and reasonable business expenses, including without limitation mileage and other travel expenses, incurred by Employee in accordance with the Corporation policy in effect from time to time and in connection with the performance of his duties pursuant to Paragraph 2 hereof; provided, that reimbursement of such expenses shall be subject to Employee presenting appropriate written vouchers, bills, reports or other substantiation for such expenses in form acceptable to the Internal Revenue Service and in compliance with the Corporation’s policy.

3.1.6 Participation in the Ashtead Group Performance Share Plan, as such plan may exist from time to time and to the extent of and subject to such terms as may be established for Employee from time to time. Awards, if any, may be made with a value at the time of grant up to a maximum of one hundred percent (100%) of Employee’s base salary. Performance conditions and awards, if any, shall be determined by Ashtead Group plc’s Remuneration Committee.

3.1.7 With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Internal Revenue Code, as amended (the “Code”), (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense was incurred.

3.1.8 In the event that payment of any compensation to Employee is predicated upon the achievement of certain financial results that subsequently are the subject of a Mandatory Restatement (as defined below) and a lower payment (or no payment) would have been made to Employee based upon the restated financial results, Employee shall reimburse to the Corporation the difference between the amount actually paid and the amount that would have been payable to Employee reduced by the Net Tax Costs (as defined below), based upon the restated financial results. Employee’s reimbursement to the Corporation shall be made within 30 business days after receiving written notice of the amount owed and the calculations thereof. A “Mandatory Restatement” shall mean a restatement of the Corporation’s financial statement, which in the good faith opinion of the Corporation’s public accounting firm, is required to be implemented pursuant to generally accepted accounting principles, but excluding (i) any restatement which is required with respect to a particular year as a consequence of a change in generally accepted accounting rules effective after the publication of the financial statements for such year, or (ii) any restatement that (A) in the good faith judgment of the Audit Committee of the Board (“Audit Committee”), is required due to a change in the manner in which the Corporation’s auditors interpret the application of generally accepted accounting principles (as opposed to a change in a prior accounting conclusion due to a change in the facts upon which such conclusion was based), or (B) is otherwise required due to events, facts or changes in law or practice that the Board of Directors concludes were beyond the control and responsibilities of Employee and that occurred regardless of Employee’s diligent and thorough performance of his duties and responsibilities. ‘‘Net Tax Costs” shall mean the net amount of any federal, foreign, state or local income and employment taxes paid by Employee in respect of the portion of the compensation subject to reimbursement, after taking into account any and all available deductions, credits or other offsets allowable to Employee (including without limit, any deductions permitted under the claim of right doctrine), and regardless of whether Employee would be required to amend any prior income or other tax returns.

4. Term and Termination.

4.1 Subject to the provisions for termination otherwise included in this Agreement, the initial term of this Agreement and Employee’s employment hereunder shall be for a period of one (1) year and one day, commencing on May 29, 2018. Absent a termination as otherwise provided for herein, on the day following the date hereof, and at the end of each day thereafter, the term shall automatically extend for an additional day on the same terms and conditions contained herein such that at all times the remaining term of this Agreement will be at least one (1) year.

4.2 Notwithstanding the provisions of Paragraph 4.1, this Agreement and Employee’s employment hereunder may be terminated in any of the following ways:

4.2.1 by the Corporation, without notice and with immediate effect, for Cause. “Cause” means:

(i)	Failure of Employee to substantially comply with reasonable directives of the Corporation’s Chief Executive Officer, Board of Directors or its Chairman;

(ii)	Any actions or omissions by Employee, if in the judgment of the Corporation’s Chief Executive Officer, Board of Directors or its

Chairman such actions are materially injurious to the Corporation, including but not limited to the following:

(a)	chronic absenteeism;

(b)	willful misconduct;

(c)	actions involving moral turpitude;

(d)	illegal use of controlled substances; or

(e)

failure to abide by or act in accordance with Corporation’s policies and procedures as they may exist from time to time which, for the avoidance of doubt, shall include the Ashtead Group operating policies.

(iii)

Chronic illness or chronic disability of Employee that, in the judgment of the Corporation’s Board of Directors, results in the inability of Employee to perform the essential functions of his job hereunder, with reasonable accommodation, for a period equal to the longer of (A) sixty (60) consecutive days, or (B) such period that would entitle Employee to receive benefits under the then effective disability policy referenced in Paragraph 3.1.3;

(iv)	Employee’s death;

(v)

Material breach or default by Employee hereunder, which shall remain uncured five (5) days after receipt of written notice from the Chief Executive Officer, Board of Directors or Chairman of the Corporation that a material breach or default has occurred and is continuing; or

(vi)	Employee’s failure to cooperate fully with any investigation conducted by or on behalf of Corporation.

4.2.2 by the Chief Executive Officer, Board of Directors or Chairman of the Corporation, upon notice to Employee of termination without Cause.

4.2.3 by Employee, upon twelve (12) months’ notice to the Corporation of his resignation; provided that at any time following receipt of such notice the Corporation may by notice to Employee accelerate the termination of his employment and this Agreement to an earlier date. Notwithstanding any such acceleration, if Employee has complied with the notice provisions of this Paragraph 4.2.3 and complies with the Restrictive Covenants, unless otherwise mutually agreed, Employee shall receive his base salary, but no other compensation or benefits, for the balance of such twelve (12) month period, payable in substantially equal installments on a bi-weekly basis in accordance with the Corporation’s regularly scheduled bi-weekly payroll over such period; provided that such amounts shall not begin to be paid until the first bi-weekly payroll date that occurs after six months from Employee’s termination of employment and the payments that, but for such six-month delay, would have been made during such six-month period shall be paid to Employee in a lump sum on the first such payment date. Employee shall not be entitled to payment under this Subparagraph 4.2.3 unless his termination of employment constitutes a separation from service under Section 409A of the Code and Treasury regulations thereunder.

4.3 In the event of a termination of Employee’s employment hereunder without Cause by the Corporation, and provided Employee complies with the Restrictive Covenants and executes a general release satisfactory to the Corporation:

(i)

Employee shall receive severance in the amount of one (1) year of Employee’s base salary as in effect on the termination date, which shall be payable over such period in substantially equal installments on a bi-weekly basis in accordance with the Corporation’s regularly scheduled bi-weekly payroll over such period; provided that such amounts shall not begin to be paid until the first bi-weekly payroll date that occurs after six months from Employee’s termination of employment and the payments that, but for such six-month delay, would have been made during such six -month period shall be paid to Employee in a lump sum on the first such payment date; and

(ii)

Employee shall receive an amount equal to any performance bonus Employee would have earned during the fiscal year in which such termination occurred had he not been terminated; provided, however, such performance bonus shall be prorated based upon the amount of such fiscal year that has elapsed as of the termination date. Such amount shall be payable on a date determined by the Corporation which is after the end of such fiscal year and not later than the following October 31 in such same calendar year; provided, that in no event shall any such payment be made before the six month anniversary of Employee’s termination of employment and such amount shall only be payable if the bonus criteria were determined by the Board as provided in Paragraph 3.1.2 prior to the termination.

(iii)

Payment of all amounts under this Paragraph 4.3. shall be subject to and conditioned upon Employee’s timely execution of a full and complete release satisfactory to the Corporation of any and all potential claims against the Corporation and such release becoming effective and no longer subject to revocation prior to the time of payment. Employee shall not be entitled to severance under this Paragraph 4.3 unless his termination without Cause constitutes a separation from service under Section 409A of the Code and Treasury regulations thereunder.

4.4 The provisions of Paragraph 5 of this Agreement shall survive termination of this Agreement or employment hereunder for any reason. Except as otherwise expressly provided in Paragraphs 4.2.3 and 4.3, termination of employment shall constitute termination of the Corporation’s obligations under Paragraph 3 hereof, including Employee’s right to receive all or any portion of any bonuses contemplated by Paragraph 3.1.2, effective immediately upon termination of employment. Employee agrees that, immediately upon termination of his employment for any reason, Employee shall return and surrender to the Corporation the automobile provided pursuant to Paragraph 3.1.7.

5. Restrictive Covenants. For purposes of this Agreement, “Restrictive Covenants” mean the provisions of this Paragraph 5. It is stipulated and agreed that the Corporation is engaged in the business of (i) selling and renting equipment, tools, scaffolding and parts for use in the manufacturing, industrial, environmental, petroleum extraction and construction industries, (ii) selling and renting tools and homeowner repair equipment to retail consumers, and (iii) the provision of related services, including the erecting and dismantling of scaffolding (such business, together with any other lines of business in which the Corporation becomes engaged during the term of this Agreement, being referred to herein as the “Business”). It is further stipulated and agreed that as a result of Employee’s employment by the Corporation, Employee will have access to valuable, highly confidential, privileged, and proprietary information relating to the Corporation’s Business, including, without limitation, existing and future equipment information, customer lists, identities of distributors and distributorships, sales methods and techniques, costs and costing methods, pricing techniques and strategies, sales agreements with customers, profits and product line profitability information, unpublished present and future marketing strategies and promotional programs, information regarding possible mergers and/or acquisitions, and other information regarded by the Corporation as proprietary and confidential (the “Confidential Information”). It is further acknowledged that unauthorized use or disclosure by Employee of Confidential Information would seriously damage the Corporation in its Business.

In consideration of the provisions of this Paragraph 5, the term of employment granted to Employee in Paragraph 4 of this Agreement, the payments and benefits referred to in Paragraph 3 and 4.3 hereof, which Employee acknowledges are legally sufficient to support enforceability by the Corporation of the Restrictive Covenants against Employee, Employee agrees as follows:

5.1 During the term of this Agreement and after its termination or expiration for any reason, Employee will not, without the Corporation’s prior written consent, use, divulge, disclose, furnish, or make accessible to any third person, company, or other entity any aspect of Confidential Information (other than as required in the ordinary discharge of Employee’s duties hereunder).

5.2 During the term of this Agreement and for a period of one (1) year after the date of termination or expiration of this Agreement for any reason (the “Restrictive Period”), Employee shall not:

(i)

employ, or solicit the employment of, any person who, at any time during the twelve (12) calendar months immediately preceding the termination of this Agreement by either party for any reason, was employed by the Corporation;

(ii)

provide or solicit the provision of products or services, similar to those provided by the Corporation, to any Person within the “Territory,” as hereinafter defined, who purchased or leased products or services from the Corporation at any time during the twelve (12) calendar months immediately preceding the termination of this Agreement by either party for any reason;

(iii)

interfere or attempt to interfere with the terms or other aspects of the relationship between the Corporation and any Person from whom the Corporation has purchased equipment, supplies or inventory at any time during the twelve (12) calendar months immediately preceding the termination of this Agreement by either party for any reason;

(iv)

compete with the Corporation, its successors and/or assigns by engaging in the Business or in a business which is substantially similar to the Business, within the “Territory,” as hereinafter defined; or

(vi)

provide information to, solicit or sell for, organize or own any interest in (either directly or through any parent, affiliate, or subsidiary corporation, partnership, or other entity), or become employed or engaged by, or act as agent, in a capacity substantially similar to Employee’s role with the Corporation, for any Person that is engaged in a business in the “Territory”, as hereinafter defined, which is substantially similar to the Business or competitive with the Corporation’s Business; provided, however, that nothing herein shall preclude Employee from holding not more than one percent (1%) of the outstanding shares of any publicly held company which may be so engaged in a trade or business identical or similar to the Business of the Corporation.

As used herein, the “Territory” shall mean the largest territory which is described by one or more of the following paragraphs and is deemed enforceable by any court of competent jurisdiction.

5.2.1 The United States of America;

5.2.2 All counties, including the District of Columbia, in which the Corporation has an office, store or other place of business on the date of the termination of this Agreement by either party for any reason;

5.2.3 All states, including the District of Columbia, in which the Corporation has an office, store or other place of business on the date of the termination of this Agreement by either party for any reason;

5.2.4 The geographical area within a one hundred (100) mile radius of any office, store or other place of business of the Corporation which is in existence at the time of the termination of this Agreement by either party for any reason; or

5.2.5 The geographical area over which Employee had managerial responsibility during the twelve (12) months immediately preceding the expiration or termination of this Agreement by either party for any reason.

5.3 In the event of a breach or threatened breach by Employee of any of the Restrictive Covenants contained in this Paragraph 5, the Corporation, in addition to and not in derogation of any other remedies it may have, shall be entitled to any or all of the following remedies:

5.3.1 It is stipulated that a breach by Employee of the Restrictive Covenants would cause irreparable damage to the Corporation; the Corporation, in addition to any other rights or remedies which the Corporation may have, shall be entitled to an injunction restraining Employee from violating or continuing any violation of such Restrictive Covenants; such right to obtain injunctive relief may be exercised, at the option of the Corporation, concurrently with, prior to, after, or in lieu of, the exercise of any other rights or remedies which the Corporation may have as a result of any such breach or threatened breach.

5.3.2 Employee agrees that upon breach of any of the Restrictive Covenants, The Corporation shall be entitled to an accounting and repayment of all profits, royalties, compensation, and/or other benefits that Employee directly or indirectly has realized or may realize as a result of, or in connection with, any such breach.

5.3.3 Employee agrees that the Restrictive Period shall be tolled during any period(s) of violation of the Restrictive Covenants.

6. Surrender of Books and Records. Employee acknowledges that all files, records, lists, designs, specifications, formulas, books, products, and other materials owned and used by the Corporation in connection with the conduct of its Business shall at all times remain the property of the Corporation, and that upon termination or expiration of this Agreement or employment hereunder for any reason, Employee will surrender to the Corporation all such materials.

7. Waiver of Breach. The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

8. Severability. The provisions of this Agreement, particularly Paragraph 5 and each and every subparagraph thereof, are hereby deemed by the parties to be severable, and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity or enforceability of the other provisions hereof.

9. Acknowledgment of Reasonableness. Employee has carefully read and considered the provisions of this Agreement and expressly agrees that the provisions hereof, including without limitation the Restrictive Covenants, are fair and reasonable and reasonably required for the Corporation’s protection as a result of the employment of Employee by the Corporation hereunder. In the event that any provision of Paragraph 5 or any subparagraph thereof relating to the scope of activity, the Restrictive Period and/or the Territory shall be declared by a court of competent jurisdiction to exceed the maximum scope of activity, time period or geographical area such court deems reasonable and enforceable under applicable law, the scope of activity, time period and/or area of restriction held reasonable and enforceable by the court shall thereafter be the scope of activity, Restrictive Period and/or Territory under this Agreement.

10. Addresses for Notices. Any notice contemplated, required, or permitted under this Agreement shall be sufficient if in writing and shall be deemed given when delivered personally or mailed by registered or certified mail, return receipt requested, to the addresses listed below:

(a) To the Corporation:	c/o Sunbelt Rentals 2341 Deerfield Drive
Fort Mill, SC 29715 Attn: Chief Executive Officer,

With a copy to:	Parker Poe Adams & Bernstein, LLP
401 South Tryon Street, Suite 3000
Charlotte, North Carolina 28202 Attn: Roy L. Smart, III, Esq.

(b) To Employee:	Rod Samples 730 Hampshire Hill Road
Matthews, North Carolina 28105

or such subsequent address(es) as the respective parties may hereafter designate.

11. Governing Law; Forum. This Agreement shall in all respects be governed by and construed according to the laws of the State of North Carolina. Any dispute or controversy arising out of or relating to this Agreement shall also be governed by the law of the State of North Carolina, without regard to any conflicts of laws provisions. Any suit or other proceeding arising out of or relating to this Agreement shall be instituted and maintained only in either the state or federal courts sitting in Mecklenburg County, North Carolina, and the parties hereby waive any objection to such jurisdiction and venue and irrevocably submit to the jurisdiction and venue of such courts in any such action or proceeding. Each party shall bear its own costs and expenses, including without limitation attorney’s fees, in connection with any such suit or proceeding.

12. Code Section 409A. In no event shall the Corporation be liable for any additional tax, interest or penalty that may be imposed on Employee by Section 409A of the Code or for any damages to Employee for the failure of this Agreement to comply with Section 409A of the Code. In addition, the right to receive installment payments hereunder shall be treated as a right to receive a series of separate payments in accordance with Section 409A of the Code.

13. Successors, Heirs and Assigns. The rights and obligations of Employee under this Agreement shall inure to the benefit of the Corporation, its successors and assigns, and shall be binding upon Employee and his respective successors, heirs and permitted assigns. The Corporation shall have the right to assign, transfer, or convey this Agreement to its affiliates, successor entities, or assignees or transferees of substantially all of the Corporation’s business activities. This Agreement, being personal in nature to Employee, may not be assigned by Employee without the Corporation’s prior written consent.

14. Amendment. This Agreement may not be changed or amended orally, but only by an agreement in writing expressly purporting to amend this Agreement signed by both parties hereto.

15. Definition. As used herein, the term “Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal, as is their intention, as of the day and year first above written.

SUNBELT RENTALS, INC.

By:

Title:

(SEAL)
Rod Samples